SCHEDULE 14A
             (RULE 14A-101) INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

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      14a-6(e)(2))
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                           TEMPLETON DRAGON FUND, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


       --------------------------------------------------------------------
       Name of Person(s) Filing Proxy Statement, other than the Registrant)


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                           TEMPLETON DRAGON FUND, INC.
                                    IMPORTANT

                                                     December 21, 2002

DEAR SHAREHOLDER:

     The following is the text of a press release issued on December 11, 2002:

                  FRANKLIN TEMPLETON AND THE BOARD OF TEMPLETON
                 DRAGON FUND STRONGLY OPPOSE THE HARVARD COLLEGE
                   PRESIDENT AND FELLOWS' SHAREHOLDER PROPOSAL
                          TO REMOVE INVESTMENT MANAGER

     San Mateo, CA, December 11, 2002 - Franklin Templeton Investments, whose Templeton Asset Management unit manages Templeton Dragon Fund (the Fund) today responded to a proposal submitted by the President and Fellows of Harvard College for the Fund's 2003 annual meeting of shareholders, calling for the termination of the investment management agreement between the Fund and the manager. The following is a statement by Franklin Templeton Investments in response to that proposal:

     "Franklin Templeton Investments strongly opposes the Harvard College President and Fellows' proposal. Templeton Asset Management's primary job is to manage the Fund's assets, and it has achieved strong relative performance - a fact Harvard does not dispute. Based on Harvard's statements and on conversations that Fund management has had with Harvard representatives, we believe Harvard's proposal is a tactic aimed at imposing a self-serving, short-term agenda on the Fund by trying to influence the Board of Directors of the Fund to pursue open-ending or to take other actions which would benefit Harvard, but could deplete the Fund's assets to the detriment of the Fund's long-term investors."

     "According to Lipper Analytical Services, the Fund was the top ranked Pacific Region fund of the six in its Lipper category based on both market price and net asset value for the six-month, year-to-date, one- and three-year periods ended November 30, 2002. It ranked second out of six funds based on market price for the five-year period ended November 30, 2002, and third for the period since its September 1994 inception. We find it troubling that the President and Fellows of Harvard College want to remove the investment manager who is producing these solid results."

     "Harvard's complaint about the manager is that the Fund's shares trade at a discount to net asset value. However, as we have pointed out, the manager's primary focus must be on managing the Fund's investment portfolio, not on trying to eliminate the discount, which is the result of market forces not within the manager's control. Based on Harvard's statements and on conversations between Fund management and Harvard representatives, we see the Harvard College President and Fellows' proposal as a pressure tactic to cause the Fund to open-end or to engage in substantial share buy-backs at net asset value in order to reduce the discount and give Harvard greater liquidity in the short-term, regardless of the cost to long-term shareholders. Our view is further supported by the fact that Harvard has acquired substantial shareholdings at, we believe, significant discounts to net asset value in at least four other closed-end emerging markets funds and later made, or threatened to make, proposals to terminate the investment management agreement, citing in certain instances the `discount' as a reason for its actions."

     "Although conversion to an open-end fund or substantial share buy-backs, at or near net asset value, could eliminate or produce a short-term narrowing of the discount, the Board of the Fund must consider whether these actions may be more in the interests of shareholders seeking short-term profits than those seeking long-term capital appreciation. In less liquid markets, a closed-end fund can be managed with a view toward achieving long-term portfolio returns without the need to provide short-term liquidity in its investments, which is one of the key advantages of a closed-end fund."

     "The Fund's Board of Directors, in addition to overseeing the manager's strong relative investment performance, is also focused on the market price. For instance, early this year the Board announced two tender offers to provide liquidity and to address the discount, one of which has been completed. These actions followed an open-market share repurchase program instituted in 1997 and a managed distribution policy implemented in 1998. The discount now has lessened considerably and stood at 10.10% on December 10, 2002.* This amount is within the range of those experienced by the Fund's Lipper peer group."

     "The Board of Directors of the Templeton Dragon Fund has informed Franklin Templeton that it also strongly opposes the Harvard College President and Fellows' proposal to terminate the Fund's investment management agreement and remains committed to pursuing the best interests of all of the Fund's shareholders in accordance with the Fund's stated investment objective."

                                    --------

     Templeton Dragon Fund intends to file relevant materials with the U.S. Securities and Exchange Commission ("SEC"), including a proxy statement. Because those documents contain important information, shareholders of Templeton Dragon Fund are urged to read them, when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov. Shareholders can also obtain copies of these documents and other related documents, when available, for free by calling Templeton Dragon Fund at 1-800/342-5236.

     Templeton Dragon Fund, its directors and executive officers and certain other persons, may be deemed to be participants in Templeton Dragon Fund's solicitation of proxies from its shareholders. Information about the directors is set forth in the proxy statement for Templeton Dragon Fund's 2002 annual meeting of shareholders. Participants in Templeton Dragon Fund's solicitation may also be deemed to include the following executive officers or other persons whose interests in Templeton Dragon Fund may not be described in the proxy statement for Templeton Dragon Fund's 2002 annual meeting: Mark Mobius (President and C.E.O. - Investment Management); Jimmy
     D. Gambill (Senior Vice President and C.E.O. - Finance and Administration); Charles B. Johnson (Vice President); Rupert H. Johnson, Jr. (Vice President); Harmon E. Burns (Vice President); Martin L. Flanagan (Vice President); Jeffrey A. Everett (Vice President); Gregory E. Johnson (President - Office of the President, Franklin Resources, Inc.); John R. Kay (Vice President); Murray L. Simpson (Vice President and Asst. Secretary); David P. Goss (Vice President and Asst. Secretary); Barbara J. Green (Vice President and Secretary); Michael O. Magdol (Vice President - AML Compliance); Bruce S. Rosenberg (Treasurer and Chief Financial Officer); and Holly Gibson Brady (Director of Corporate Communications - Franklin Resources, Inc.).

     As of the date of this communication, none of the foregoing participants individually, or as a group, beneficially own in excess of 1% of Templeton Dragon Fund's common stock. Except as disclosed above, to the knowledge of Templeton Dragon Fund, none of its respective directors or executive officers have any interest, direct or indirect, by security holdings or otherwise, in Templeton Dragon Fund.

     Shareholders may obtain additional information regarding the interests of the participants by reading the proxy statement of Templeton Dragon Fund when it becomes available.

                                      # # #

     * In the period subsequent to the issuance of the press release, December 11 - 20, 2002, the discount has ranged from a high of 11.09% to a low of 6.87%.

     We will keep you informed as we believe further developments warrant.

                                            SINCERELY,

                                            /S/CHARLES B. JOHNSON

                                            Charles B. Johnson
                                            On behalf of the Board of Directors